EXHIBIT 99.1

For Immediate Release

CONTACT:
Stephen E. Graham
Chief Financial Officer
Shiloh Industries, Inc.
(216) 265-6656

SHILOH INDUSTRIES REPORTS FOURTH QUARTER AND FISCAL 2004 RESULTS

CLEVELAND, OH, December 21, 2004 – Shiloh Industries, Inc. (Nasdaq: SHLO) today announced results for the fourth quarter and fiscal year ended October 31, 2004.

For the fourth quarter ended October 31, 2004, the Company reported sales of $171.3 million compared to $153.7 million for the fourth quarter of fiscal 2003, an increase of $17.6 million, or 11.4%. Net income for the fourth quarter of fiscal 2004 was $5.4 million, or $0.34 per share, basic, and $0.33 per share, diluted, compared to net income of $3.3 million, or $0.21 per share, basic, and $0.20 per share, diluted, for the fourth quarter of fiscal 2003.

Sales for the fiscal year ended October 31, 2004 were $638.5 million, an increase of $54.2 million, or 9.3%, from sales of $584.3 million for fiscal 2003. Net income for fiscal 2004 was $18.7 million, or $1.18 per share, basic, and $1.15 per share, diluted. For fiscal 2003, the Company reported net income of $3.6 million, or $0.22 per share, basic and diluted, and after including an after-tax goodwill impairment charge of $(2.0) million, or $(0.13) per share, recorded in the first quarter of fiscal 2003 associated with an accounting change.

For the fourth quarter and fiscal year ended October 31, 2004, the Company’s sales performance reflects the overall trend of vehicle production of models for which the Company supplies parts, including parts for new vehicles launched in the fourth quarter, and the continued strong demand of the heavy truck and lawn and garden industries. The new fourth quarter vehicle launches for which the Company is supplying parts included the Chevrolet Cobalt and Pontiac G6 models as well as the Ford Mustang, Nissan Frontier, Pathfinder and Xterra and other Tier One programs.

Operating income of $10.8 million in the fourth quarter of fiscal 2004 was 25.9% ahead of the fourth quarter fiscal 2003 operating income of $8.6 million. For the full year, fiscal 2004 operating income was $39.7 million compared to $21.3 million in fiscal 2003. In spite of the costs of major launches related to the new programs as well as issues relating to the availability, quality and cost of steel, productivity improvements and operating efficiencies in most of our operations continued to favorably affect operating results.

In commenting on the fourth quarter and fiscal year 2004 results, President and CEO Theodore K. Zampetis stated, “Shiloh continues to deliver on its commitment to its customers, stockholders and creditors. Shiloh has returned to profitability and has positioned itself for future growth. By focusing and executing the Shiloh business model, the Company is optimizing financial leverage by reducing debt with free cash flow and improving asset utilization and turnover. Operationally, the Company has continued to improve productivity and quality and reduce waste costs in a very demanding and competitive environment.” During the fourth quarter, the Company completed the certification process at each of its eleven manufacturing facilities for the latest and highest international quality standard for the automotive industry, ISO/TS 16949:2002. The Company believes that TS-16949 certification is becoming a requirement to qualify as an automotive supplier.

Mr. Zampetis continued, “Fiscal 2005 has begun and it includes a new set of challenges and opportunities. We believe that Shiloh is prepared strategically, operationally and financially to respond to the challenges, pursue the opportunities before us and unlock the hidden value that still exists in our Company.”

Headquartered in Cleveland, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has eleven operating locations in Ohio, Georgia, Michigan, Tennessee and Mexico, and employs approximately 2,080.

A conference call to discuss fourth quarter and year-end 2004 results will be held on December 21, 2004, at 11:00 a.m. (ET). To listen to the conference call, dial (800) 374-0915 approximately five minutes prior to the start time and request the Shiloh Industries year-end conference call. A replay of the conference call will be available from 2:00 p.m. (ET), Tuesday, December 21, 2004, through 5:00 p.m. (ET), Monday, December 27, 2004. To access the replay, call (800) 642-1687 and enter conference code 2971822.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company’s operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in the Company’s expectations of future operating results are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company’s ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at the Company’s facilities and that of the Company’s customers; the Company’s dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions and regulations and policies regarding international trade; financial and business downturns of the Company’s customers or vendors; increases in the price of, or limitations on the availability of, steel, the Company’s primary raw material, or decreases in the price of scrap steel; the occurrence of any event or condition that may be deemed a material adverse effect under the Company’s Credit Agreement; pension plan funding requirements; and other factors, uncertainties, challenges and risks detailed in Shiloh’s public filings with the Securities and Exchange Commission. Shiloh does not intend or undertake any obligation to update any forward-looking statements.

SHILOH INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Amounts in thousands, except per share)

	Three months ended October 31,		Year ended October 31,
	2004	2003	2004	2003
Revenues	$171,309	$153,742	$638,501	$584,298
Cost of sales	151,135	138,150	562,082	526,780

Gross profit	20,174	15,592	76,419	57,518
Selling, general and administrative expenses	9,401	7,034	36,755	36,173

Operating income	10,773	8,558	39,664	21,345
Interest expense	1,880	2,548	8,810	11,792
Interest income	72	7	105	128
Other income (expense), net	109	(463)	226	(207)

Income before income taxes and cumulative effect of accounting change	9,074	5,554	31,185	9,474
Provision for income taxes	3,626	2,251	12,426	3,898

Income before cumulative effect of accounting change	5,448	3,303	18,759	5,576
Cumulative effect of accounting change, net of income tax benefit of $1,058	—	—	—	(1,963)

Net income	$5,448	$3,303	$18,759	$3,613

Earnings per share:
Basic earnings per share available to common stockholders before cumulative effect of accounting change	$0.34	$0.21	$1.18	$0.35
Cumulative effect of accounting change per share	—	—	—	(0.13)

Basic earnings per share	$0.34	$0.21	$1.18	$0.22

Basic weighted average number of common shares	15,772	15,386	15,646	15,246

Diluted earnings per share available to common stockholders before cumulative effect of accounting change	$0.33	$0.20	$1.15	$0.35
Cumulative effect of accounting change per share	—	—	—	(0.13)

Diluted earnings per share	$0.33	$0.20	$1.15	$0.22

Diluted weighted average number of common shares	16,308	15,823	16,156	15,482